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                        DAVENPORT MANAGEMENT CORPORATION

                            52 DAVENPORT RIDGE ROAD
                              STAMFORD, CT  06903


                                                               December 23, 1997


TO:  Unitholders of Prime Motor Inns Limited Partnership


          RE:  FUTURE OF THE PARTNERSHIP
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Dear Unitholder:

          Enclosed with this letter is a proxy and a proxy statement for the upcoming Special Meeting of Limited Partners scheduled for January 29, 1998. This proxy statement, which you should read carefully, describes our effort to replace the management of this Partnership and develop a business strategy which would enhance the long-term value of the units.

          The troubled history of the Partnership and its operating difficulties and poor financial condition are described in detail in the publicly available reports which the Partnership has filed with the Securities and Exchange Commission. Unitholder value has diminished as evidenced by the dramatic increase through recent years in the negative net worth of the Partnership. Moreover, the Partnership's financial condition deteriorated to the point where the Units were delisted by the New York Stock Exchange in June of this year and Holiday Inns, Inc., the franchisor for the Partnership's hotels ("Inns"), has threatened not to renew the franchise agreements for a majority of the Inns because the Inns no longer meet the required standards and because the Partnership cannot afford to make the improvements to the Inns required by Holiday Inns.

          After the incumbent general partner became aware of our effort to hold a meeting of Unitholders and to replace management, it belatedly began to explore alternatives for the Partnership. The Partnership has reported that it was only in August 1997 that the general partner "accelerated its efforts" to arrange financing for the improvements required by Holiday Inns and the franchise renewal fees or to enter into "another transaction . . . to preserve and protect the interests of the Unitholders." In September 1997, the general partner, after years of relative inactivity, solicited offers to purchase the assets of the Partnership from a small group of potential offerors. We believe that the timing and extent of these efforts have been inadequate in
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the face of the magnitude of the Partnership's long-standing problems. This eleventh hour effort has resulted in an agreement with Servico, Inc. which the general partner has executed and which the Partnership publicly disclosed in mid-November 1997. (The Partnership filed a copy of the Servico agreement with the SEC in late November.)

          We believe that, under the circumstances, the proposed transaction with Servico is a "fire" sale of the Partnership's assets. This ill-conceived maneuver by the general partner reinforces the merit of our proposal to replace the general partner with new management, for the following reasons:

          1. The cash price which Servico proposes to pay to the Partnership will yield at most $2.00 per unit. The fact that the large majority of Unitholders have not been selling their units at market prices which recently have often been more than $2.00 per unit indicates that these Unitholders believe, as we do, that the units have the strong potential to be worth more.

          2. The Servico agreement contains provisions which would require that the Partnership reimburse Servico for up to $300,000 in costs and expenses if a new general partner determines not to recommend the Servico transaction to the limited partners. Furthermore, in the event that the Partnership enters into certain other transactions (or such other transactions are "proposed"), including a sale of fifteen percent (15%) or more of the Partnership's assets or a merger or other business combination (including, possibly, a merger necessary to convert the Partnership to corporate form), a breakup fee of $1,000,000 may be payable to Servico. This arrangement is, in our view, either an attempt by the general partner to coerce approval of the Servico transaction by the Unitholders or a complete waste of Partnership assets or both.

          3. The Servico transaction may, in our view, provide a sweetheart deal for the general partner. If this transaction is approved and closes, the general partner (but not Unitholders) will receive Servico stock and the principal employee of the general partner will receive a long-term consulting contract, all while the Partnership receives an unattractive price. Furthermore, we cannot tell what, if anything, the Unitholders would receive in the transaction.

          When you evaluate the Servico transaction and compare it to the prospect of fresh management with a real strategy for enhancing Unitholder value, you will understand the importance of our effort to replace the general partner.

                                    Sincerely,



                                    DAVENPORT MANAGEMENT CORPORATION